EXHIBIT 99.1

Behringer Harvard Acquires Luxury Mid-Rise
Multifamily Community in Denver Metro Area

DALLAS, May 27, 2010 — Behringer Harvard announced today its acquisition of 7166 at Belmar, a mid-rise multifamily community providing 308 apartment homes at 7166 W. Custer Avenue in the recently developed Belmar district that serves as the new downtown area for Lakewood, Colorado. Situated seven miles west of downtown Denver, Lakewood is the third-largest city in the Denver metro area.

“This luxury mid-rise multifamily community provides excellent access to key employers in downtown Denver and the Federal Center, home of the largest concentration of federal agencies outside our nation’s capital,” said Mr. Mark T. Alfieri, Chief Operating Officer of Behringer Harvard Multifamily REIT I, Inc. “We believe this desirable community in the amenity-rich Belmar district will appeal to the high concentration of young, well-educated professionals that Denver continues to attract.”

Constructed in 2008, the gated community consists of two, four/five-story buildings and a private parking structure. Residents enjoy a clubhouse with a state-of-the-art fitness center, a demonstration kitchen, a fully equipped business center, and a cyber café with complimentary coffee. Common-area amenities also include a resort-style swimming pool and spa and picnic areas with gas barbecues.

7166 at Belmar offers pet-friendly apartment homes ranging in size from 679 to 1,367 square feet with one, two or three bedrooms and baths. Interior finishes include designer wood-plank flooring, gourmet kitchens, oversized Roman tubs, brushed-nickel hardware, computer nooks and spacious closets. The living areas feature nine-foot ceilings, crown molding and ceiling fans. Each home also includes a private patio or balcony with storage. Selected apartments offer fireplaces or spectacular pool and mountain views. A guest suite is available for use by residents’ out-of-town guests.

Within easy walking distance of the apartment community is Belmar, a master-planned redevelopment project encompassing 22 city blocks that combines upscale retail, restaurants, theaters, offices and parks. More than 175 eclectic options for dining, shopping and entertainment include Whole Foods, Century Theater, Lucky Strike and Dick’s Sporting Goods.

Residents also have convenient access to major traffic arteries including Interstate 25, U.S. Route 6 and State Highway C-470 Beltway. Construction is in progress on a 12-mile West Corridor light-rail line that will extend from Denver’s Union Station through Lakewood to the Jefferson County Government Center. Commuters who make the community their home will be only two miles south of a dedicated light-rail station scheduled for completion in early 2013 at 13th Avenue and Wadsworth Boulevard.

Denver was ranked as the nation’s most desirable place to live in 2009 by the Pew Research Center. In addition, Denver was fourth on the list of fittest cities published in 2009 by Men’s

Fitness magazine. With more than 80 maintained parks, Lakewood is one of the top places for outdoor activities that take advantage of Denver’s superb climate.

This investment was made through a joint venture between Behringer Harvard Multifamily REIT I, Inc. and PGGM Private Real Estate Fund, an investment vehicle for Dutch pension funds. Including this most recent investment, the portfolio of Behringer Harvard Multifamily REIT I, Inc. includes investments in 24 multifamily communities in 11 states providing a total of 6,604 apartment homes.

About Behringer Harvard

Behringer Harvard creates and manages global institutional-quality investment programs for individual and institutional investors through its real estate investment trusts, joint ventures and proprietary program structures. The company also offers strategic advisory, asset management and capital market solutions. Behringer Harvard has interests in or manages more than $10 billion in assets. For more information, contact our U.S. headquarters toll-free at 866.655.3600 or our European headquarters at 011 49 40 34 99 99 90, or visit us online at behringerharvard.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Multifamily REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors sections of the offering documents for the offering of shares of Behringer Harvard Multifamily REIT I, Inc. Forward-looking statements in this document speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Katie Myers Richards Partners katie_myers@richards.com 214.891.5842	Barbara Marler Behringer Harvard bmarler@behringerharvard.com 469.341.2312	Jason Mattox Chief Administrative Officer Behringer Harvard jmattox@behringerharvard.com 866.655.3600

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